EXHIBIT (5) (A)
                          VENTURE MUNI (+) PLUS, INC.


                          NEW ADVISORY AGREEMENT


                                                              April 15, 1993

Venture Advisers, L.P.
124 East Marcy Street
Santa Fe, NM  87501

Dear Sirs:

      We herewith confirm our agreement with you as follows:

  1. We desire to employ the capital of Venture Muni (+) Plus, Inc. (the "Company") by investing and reinvesting the same in securit-ies of the type and in accordance with the limitations specified in the registration statement under the Securities Act of 1933 and the Investment Company
Act of 1940, of which we enclose a copy, and in such manner and to such extent as may from time to time be approved by our Board of Directors.
We desire to employ you to supervise and assist in the management of this business for us. You shall for all purposes herein be deemed an independent contractor, and shall, unless otherwise expressly provided for or authorized, have no authority to act or represent us.

  2. In this connection it is understood that you will from time to time employ or associate with yourselves such person or persons as you may believe to be particularly fitted to assist you in the execution of this Agreement, it being understood that the compensation of such person or persons shall be paid by you and that no obligation may be incurred on our behalf in any such respect. This does not apply to such individuals as we may in due course elect as officers of our corporation, except that no officer, director, stockholder or employee of your firm shall receive compensation from us for acting as director, officer or employee of our corporation, and you agree to pay the compensa-tion of all such persons.
We understand that, during the con-tinuance of this agreement, officers of your firm will, if elected, serve as directors of our corporation and as its prin-cipal officers.

  3. You are to have complete and exclusive authority to develop and handle for us any business of the type above men-tioned which you may consider advantageous for us, subject to the direction and control of our officers and directors. You will furnish us with such statistical information with respect to the securities which we may hold or contemplate purchasing as we may request. We wish to be kept in touch with important developments affecting our Company and shall expect you on your own initiative to furnish us from time to time with such information as you may believe appropriate for this purpose, whether concerning the individual companies whose securities are included in our portfo-lio or the industries in which they are engaged. We shall also expect you of your own motion to advise us whenever in your opinion conditions are such as to make it desirable that a specific security be eliminated from our portfolio.

  4. We shall expect of you your best judgment in rendering these services to us, and we agree as an inducement to your undertaking the same that you shall not be liable hereunder for any mistake of judgment or in any other event whatsoever, except for lack of good faith, provided that nothing herein shall be deemed to protect or purport to protect you against any liability to us or to our security holders to which you would otherwise be subject by reason of willful misfeasance, bad faith, or gross negligence in the performance of your duties hereunder, or by reason of your reckless disregard of your obligations and duties hereunder.

  5. Except as otherwise provided below in this paragraph, you will attend to, or arrange for the performance, at your expense, of such clerical and accounting work related to the investment and reinvestment of our capital for us as we may specify. We shall, however, bear all costs and expenses of or attendant upon: (i) preparation of our federal, state and local tax returns; (ii) preparation of certain documents we must file with the Securities and Exchange Commission; (iii) determination of the status and payment of dividends; (iv) reconciling and reviewing output of our custodian bank, determining the adequacy of various accruals, approving our expenses, authorizing our bank to receive and disburse money and securities and verifica-tions related thereto, and interfacing with our auditors; (v) verifica-tion of our security ledger and preparation and main-tenance of other corporate books and records; (vi) brokerage fees and commissions; (vii) stockholders' and Directors' meetings; (viii) corporate reports and proxy materials, including their prepara-tion, printing and distribution; (ix) fees of disinter-ested Directors; (x) taxes and interest expenses; (xi) reports to government authorities including all expenses and costs relating to such reports and to state securities law compliance; (xii) custodian and transfer agent fees;
(xiii) association membership dues; (xiv) premiums on all insurance and bonds maintained for us or on our behalf; (xv) retention of the transfer agent and registrar for our shares and the disbursing agent for our stock-holders, including costs and expenses attendant upon repurchase and redemption of our shares; (xvi) our counsel; and (xvii) our independent auditors. We may arrange for you to provide some or all of the services relating to items (i) to (xvii) above, and any other services not directly relating to investment and reinvest-ment of our capital, upon such terms and conditions as we may agree and subject to the approval and review of our Board of Directors.

  6. In consideration of such services, we shall pay you a monthly fee as of the last day of each month in each year based upon the average daily value of net assets during a month for which the monthly fee is calculated, as follows:

                                              VALUE OF AVERAGE DAILY NET ASSETS
MONTHLY RATE                                      OF THE FUND DURING THE MONTH
------------                                      ----------------------------
1/12 of .750% of ............................     First $250 Million
1/12 of .650% of ............................     Next $250 Million
1/12 of .550% of ............................     In Excess of $500 Million


provided, however, that such fee for any period which shall not be a full monthly period shall be prorated according to the proportion which such period bears to the full month. For this purpose, the value of our net assets shall be computed in the same manner as the value of such net assets are computed in connection with the determination of the net asset value of our shares.

  7. (a) You are authorized to place purchase and sale orders for our portfolio transactions with brokers and/or dealers which, in your best judgment are able to achieve "best execution" of such orders. "Best execution" shall mean prompt and reliable execution at the most favorable security price obtainable, taking into account research and other services available and the reasonableness of commission charges. Purchases and sales of securities not listed or traded on a securities exchange shall ordinarily be executed with primary market makers, acting as principal, except where, in your judgment, better prices and execution may otherwise be obtained.

     (b) You are authorized to allocate brokerage and principal business to members of securities exchanges, brokers and dealers (such members, brokers and dealers being hereinafter referred to as "brokers") who have provided brokerage and re-search services, as such services are defined in
Section 28(e) of the Securities Exchange Act of 1934 (the "1934 Act") for us and/or other accounts, if any, for which you exercise investment discre-tion (as defined in Section 3(a)(35) of the 1934 Act) and to cause us to pay a commission for effecting a securities transac-tion in excess of the amount another broker would have charged for effecting that transaction if you determine in good faith that such amount of commission is reasonable in relation to the value of the brokerage and research services provided by such broker, viewed in terms of either that particular transaction or your overall responsibilities with respect to us and the other accounts, if any, as to which you exercise investment discretion.

     In reaching such determination, you will not be re-quired to place or attempt to place a specific dollar value on the research or execution services of a broker or on the portion of any commission reflecting either of said services. In demon-strat-ing that such determinations were made in good faith, you shall be prepared to show that all commissions were allocated and paid in accordance with this agreement, that commissions were not allocated or paid for products or services which were readily and customarily available and offered to the public on a commercial basis and that the commissions were within a reasonable range shall be based on any available information as to the level of commissions known to be charged by qualified brokers on com-parable transactions, but taking into account (i) the provisions of this agreement relating to obtaining the most favorable securities price, since it is recognized by our Board of Direc-tors and shareholders that it usually is more beneficial to us to obtain a favorable price than to pay the lowest commission; and (ii) that research from brokers is useful to you in perform-ing your advisory activities under this Agreement.

     (c) Portfolio transactions may be allocated to any broker or dealer taking into account the sale by such broker or dealer of our shares. Any such allocation shall be made in accordance with the provisions of this agreement relating to obtaining "best execution".

     (d) In selecting brokers for our portfolio transac-tions, you shall make use of a list of a number of brokers which you and we believe, based on past and current experience, are qualified to execute our portfolio transactions. The brokers on the list will ordinarily be used for our portfolio transactions, but other brokers may be used in accordance with the principles of this agreement. The brokers on the list may be changed from time to time and will include members of the major and regional securities exchanges and certain non-member brokers.

  8. You may act as investment adviser for any other person, firm or corporation. We recognize that you have given us the right to use the name "Venture" in our corporate title. If for any reason you no longer act as our investment adviser, we shall remove the name "Venture" from our corporate title upon demand made by you.

  9. All of our expenses shall be paid by us except for those you specifically agree to assume under this Agreement. If the total expense payable by us for any fiscal year (inclusive of all fees payable under this agreement but exclusive of interest, taxes, brokerage fees and payments under any Rule 12b-1 distribu-tion plan) shall exceed the most restrictive applicable expense limitation prescribed by any statute or regulatory authority of any jurisdiction in which our shares are qualified for offer and sale, you will pay or refund to us the amount by which such expenses exceed the amount so computed.

 10. This Agreement shall become effective for an initial period of not more than two years from its effective date, and shall continue in full force and effect continuously there-after, if its continuance is approved at least annually as required by the Investment Company Act of 1940. The effective date of this Agreement shall be the later of (i) April 15, 1993, or (ii) the date this Agreement has been approved as required by the Invest-ment Company Act of 1940. As of such effective date, this Agreement shall supersede all prior investment advisory agree-ments between the parties. This Agree-ment may be terminated at any time, without the payment of any penal-ty, by our Board of Directors or by vote of a majority of our out-standing voting securities (as defined in the 1940
Act) on 60 days' written notice to you, or by you on 60 days' written notice to us, and it shall be automatically terminated in the event of its assignment (as defined in said Act).

 11. As of the date of this Agreement, the Company has only one series of shares ("Fund"). In the event that the Company shall create additional Funds, this Agreement shall apply to and be effective as to each such Fund, provided that the Agreement is approved as required by the Investment Company Act of 1940. The effective date of the Agreement as to each such Fund shall be the date that it is so approved or any later date as shall be agreed to by the parties.

     If the foregoing is in accordance with your understanding, will you so kindly indicate by signing and returning to us the enclosed copy hereof.

                                       Very truly yours,

                                       VENTURE MUNI (+) PLUS, INC.




                                       By: __________________________________

                                                     Chairman
                                      Its:  _________________________________



Accepted as of the day and year first above written.

VENTURE ADVISERS, L.P.

By: VENTURE ADVISERS, INC., General Partner

By:  _________________________________


Its:       Senior Vice President
     _________________________________